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                                    Exhibit 10.56

                                    July 10, 1998

Mr. Rick Apple
Tech Squared Inc.
5198 W. 76th Street
Edina, MN 55439

Dear Rick,

Effective July 13, 1998, your position at Tech Squared Inc. ("company") will change to Chief Executive Officer. Your yearly salary will be $135,000 and you will be eligible for bonuses as described in the Attachment A.

The company will register "promptly" (assumed to be 10 business days) the original issuance or the resale of 225,000 shares of common stock that you have the right to acquire (as outlined in your Incentive Stock Option Agreement and as clarified in letters from the company dated April 29, 1997). The company will also promptly register the original issuance or the resale of the additional 775,000 shares of its common stock that you have the right to acquire based on your vesting schedule (as outlined in your Incentive Stock Option Agreement and clarified in letters from the company dated April 29, 1997), on the sooner of April 29, 1999 or within 15 days of notification of termination of your employment from the company, regardless of the reason or justification for the termination. This in no way impacts the vesting time-line in place on your shares.

Finally, due to your responsibilities as Chief Executive Officer, the company Board of Directors has agreed to waive the Limitation on Change in Control Payments as outlined in Section 9(e) of the 1995 Stock Option Plan and
Section 3.3(b) of your Incentive Stock Option Agreement so that there will be no limitation or reduction in payments to you should the circumstances that said Sections address arise.

Rick, I look forward to a long and mutually beneficial relationship, and wish you all success in your new position.

Sincerely,


/s/ Joel Ronning

Joel Ronning
Chairman and CEO


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                                     Attachment A
                                          to
                                    Exhibit 10.56

This bonus plan will become effective third quarter (July - September), 1998.


CRITERIA
Quarterly Profit                    $60K          $150K            $250K

Quarterly Net Revenue Growth        +10%           +20%             +30%
(over same quarter, prior year)

BONUS PER ITEM                     $2250          $5625          $11,250

IF BOTH CRITERIA ARE MET           $1500          $3750            $7500

TOTAL POTENTIAL QUARTERLY BONUS    $6000        $15,000          $30,000


Performance falling between the shown amounts will be pro-rated.

This is a one year bonus program which will be reviewed and potentially revised in January, 1999.